Exhibit 11.6

Date: May 31, 2017

Consent of Endicott Financial Advisors, LLC

We hereby consent to the references of our firm in the proxy statement/offering circular of Patriot Federal Bank and Kinderhook Bank Corp. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the proxy statement/offering circular for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Endicott Financial Advisors, LLC
Endicott Financial Advisors, LLC